Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Towerstream Corporation on Forms S-3 [FILE NO. 333-204581, 333-212437, 333-214795] and Forms S-8 [FILE NO. 333-161180, 333-151306, 333-174107, 333-211562] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 2, 2018, with respect to our audits of the consolidated financial statements of Towerstream Corporation as of December 31, 2017 and 2016 and for each of the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K of Towerstream Corporation for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

New York, NY

April 2, 2018